Exhibit 23.1
Consent Of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-172527) pertaining to the Qlik Technologies Inc. 2010 Equity Incentive Plan,
2.
Registration Statement (Form S-8 No. 333-168137) pertaining to the Qlik Technologies Inc. 2004 Omnibus Stock Option and Award Plan, 2007 Omnibus Stock Option and Award Plan, and 2010 Equity Incentive Plan;

of our report dated March 16, 2011, with respect to the consolidated financial statements of Qlik Technologies Inc. included in this Annual Report (Form 10-K) of Qlik Technologies Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 16, 2011